                           EXHIBIT 11
          FORT WAYNE NATIONAL CORPORATION AND SUBSIDIARIES
           STATEMENT RE COMPUTATION OF EARNINGS PER SHARE
                           (Unaudited)
                               Three Months      Nine Months
                               Ended Sept 30    Ended sept 30
                             ________________  ________________
                               1996    1995      1996    1995
                             _______  _______  _______  _______
                            (In thousands, except per share data)
PRIMARY
Average shares outstanding    11,861   11,424   11,630   11,457
Net effect of dilutive
  stock options -- based on
  the treasury stock method
  using average market price      82       91       74       45
                             _______  _______  _______  _______
                      TOTAL   11,943   11,515   11,704   11,502
                             =======  =======  =======  =======

Net income                   $ 8,918  $ 6,855  $22,984  $19,698
Preferred stock dividends        555       --      740       --
                             _______  _______  _______  _______
                             $ 8,363  $ 6,855  $22,244  $19,698
                             =======  =======  =======  =======
Earnings per share           $   .70  $   .60  $  1.90  $  1.71
                             =======  =======  =======  =======

FULLY DILUTED
Average shares outstanding    11,861   11,424   11,630   11,457
Net effect of conversion
 of preferred stock              996       --      444       --
Net effect of dilutive
  stock options -- based on
  the treasury stock method
  using the higher of the
  end of the period market
  price or average market
  price                           87      103       87      103
                             _______  _______  _______  _______
                      TOTAL   12,944   11,527   12,161   11,560
                             =======  =======  =======  =======
Net income                   $ 8,918  $ 6,855  $22,984  $19,698
                             =======  =======  =======  =======
Earnings per share           $   .69  $   .59  $  1.89  $  1.70
                             =======  =======  =======  =======

Note - Average shares outstanding were used for earnings per share amounts included in the Company's financial statements since the dilutive effect of the assumed conversion of preferred stock and stock options granted were less than 3%.
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